Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—January 20, 2017

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.036205 per unit, payable on February 14, 2017 to unitholders of record on January 31, 2017. The distribution primarily represents oil production during the month of October 2016 and natural gas production during September 2016.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	63,737	2,056	261,379	8,713	$45.04	$2.63
Prior Month	61,130	2,038	257,711	8,313	$41.10	$2.41

Oil cash receipts for the properties underlying the Trust totaled $2.9 million for the current month, an increase of $0.4 million from the prior month calculation. The increase was primarily due to a $3.94 per Bbl increase in the realized wellhead price. Volume increases are primarily due to an additional day of production in October compared to September. Natural gas cash receipts increased from $0.6 million in the prior distribution period to $0.7 million in the current month, primarily due to a 9.1% increase in the realized wellhead price. The natural gas realized price increase was primarily driven by an increase of $0.17 per Mcf in NYMEX prices from the prior period. Natural gas volumes continue to be lower than prior months due to payment timing delays. As previously disclosed, one of the operators in the East Texas-North Louisiana area sold its properties, resulting in payment delays that impacted the prior month distribution and continue to impact the current month. Natural gas receipts were approximately $190,000 lower in the current period as a result of these delays, and natural gas sales volumes associated with this revenue were approximately 73,000 Mcf. Enduro Resource Partners, the sponsor of the Trust (“Enduro”), anticipates the revenue and volumes from this operator to be included in the February 2017 distribution.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, decreased $0.6 million to $2.0 million as a result of lower than anticipated lease operating expenses in prior months. Actual capital expenditures incurred have continued to be less than projected, resulting in a capital expenditure adjustment during the current month calculation that increased net profits negligibly. Total direct operating expenses and capital expenditures relate to expenses incurred during November 2016.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555